Exhibit 99.1

Protalix BioTherapeutics appoints Moshe Manor as President and Chief Executive Officer

Carmiel, Israel, September 29, 2014

GlobeNewswire /Protalix BioTherapeutics, Inc. (NYSE MKT: PLX, TASE: PLX), announced today, that its Board of Directors has appointed Mr. Moshe Manor as its new President and Chief Executive Officer. Mr. Manor will assume office on November 2, 2014, when Dr. Aviezer will retire.

Mr. Shlomo Yanai, Chairman of the Company’s Board of Directors, said: “I am delighted that Moshe will be joining us as Chief Executive Officer. He brings extensive knowledge and vast senior experience, both in the generic and the innovative pharmaceutical world, from his years as Executive Vice President at Teva Pharmaceutical Industries. His talents and experience, will be helpful in further managing Protalix. We look forward to his leadership as Chief Executive Officer.”

Mr. Yanai continued, “We are immensely grateful to David for his leadership in building Protalix from a startup company through its first regulatory approval and the commercial launch of ELELYSO, and through the continued expansion our clinical pipeline. We wish him all the best with the next stage of his career.”

Mr. Manor said: “I am enthusiastic to become Protalix’s President and Chief Executive Officer, and I look forward to being a part of the company’s revolutionary approach to developing recombinant therapeutic proteins.  I believe my extensive experience in pharmaceutical marketing, as well as in the branded commercial and R&D franchises overseeing innovative drug development, will enable me, together with Protalix’s management team, to progress Protalix’s promising pipeline and ProCellEx® technology, and to expand ELEYSO’s market share. I am excited about the future of Protalix and glad to be part of it.”

“I am glad that Mr. Manor has been appointed as President and CEO of Protalix, and I wish him success leading Protalix in the years to come. Moshe brings a strong set of skills that are important for the Company’s future in bringing additional products to market,” said Dr. Aviezer. “I thank Protalix’s shareholders, Board of Directors, management and employees for the opportunity to work with them over the last twelve years during my tenure as Chief Executive Officer. I believe there is an exciting future for Protalix. Protalix is well-positioned under its new leadership for continued innovation, progress and growth.”

Mr. Manor has served in a number of senior executive positions at Teva Pharmaceutical Industries Ltd., from 1984 through 2012. Most recently, he served as President, Teva Asia & Pacific where he led the strategy and development of a high growth region for Teva. Prior to that, he was Group Vice President, Global Branded Products, leading the Innovative Commercial and Research & Development franchises. From 2006 through 2008, Mr. Manor was Senior Vice President, Global Innovative Resources, and was responsible for generating over $3 billion in sales with Copaxone® and Azilect®. Previously, he served as director of Teva Israel. Most recently, Mr. Manor serves on the Board of Directors of Kamedis Ltd. and Coronis Partners, and as Chairman of the Board of Directors of a startup company named MEway Pharma. He holds a BA in Economics from the Hebrew University in Jerusalem, and an MBA from the Tel-Aviv University.

About Protalix BioTherapeutics, Inc.

Protalix is a biopharmaceutical company focused on the development and commercialization of recombinant therapeutic proteins expressed through its proprietary plant cell-based expression system, ProCellEx®. Protalix’s unique expression system presents a proprietary method for developing recombinant proteins in a cost-effective, industrial-scale manner. Protalix’s first product manufactured by ProCellEx, taliglucerase alfa, was approved for marketing by the U.S. Food and Drug Administration (FDA) in May 2012, by Israel’s Ministry of Health in September 2012, by the Brazilian National Health Surveillance Agency (ANVISA) in March 2013, by the Mexican Federal Commission for the Protection against Sanitary Risk (COFEPRIS) in April 2013, by the Australian Therapeutic Goods Administration (TGA) in May 2014 and by the regulatory authorities of other countries. Marketing applications for taliglucerase alfa have been filed in additional territories as well. Protalix has partnered with Pfizer Inc. for the worldwide development and commercialization of taliglucerase alfa, excluding Israel and Brazil, where Protalix retains full rights. Protalix’s development pipeline includes the following product candidates: PRX-102, a modified version of the recombinant human alpha-GAL-A protein for the treatment of Fabry disease; PRX-112, an orally-delivered glucocerebrosidase enzyme that is produced and encapsulated within carrot cells, also for the treatment of Gaucher disease; pr-antiTNF, a similar plant cell version of etanercept (Enbrel®) for the treatment of certain immune and inflammatory diseases, such as rheumatoid arthritis, Crohn’s disease, colitis, psoriasis and other autoimmune and inflammatory disorders; PRX-110 for the treatment of Cystic Fibrosis; and others.

Forward Looking Statements

To the extent that statements in this press release are not strictly historical, all such statements are forward-looking, and are made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. The terms “anticipate,” “believe,” “estimate,” “expect,” “plan” and “intend” and other words or phrases of similar import are intended to identify forward-looking statements. These forward-looking statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. These statements are based on our current beliefs and expectations as to such future outcomes. Drug discovery and development involve a high degree of risk. Factors that might cause material differences include, among others: risks related to management transitions; risks related to the commercialization of our drug product; failure or delay in the commencement or completion of our clinical trials which may be caused by several factors, including: unforeseen safety issues; determination of dosing issues; lack of effectiveness during clinical trials; slower than expected rates of patient recruitment; inability to monitor patients adequately during or after treatment; inability or unwillingness of medical investigators and institutional review boards to follow our clinical protocols; and lack of sufficient funding to finance clinical trials; the risk that the results of the clinical trials of our product candidates will not support our claims of safety or efficacy, that our product candidates will not have the desired effects or will be associated with undesirable side effects or other unexpected characteristics; our dependence on performance by third party providers of services and supplies, including without limitation, clinical trial services; delays in our preparation and filing of applications for regulatory approval; delays in the approval or potential rejection of any applications we file with the FDA or other health regulatory authorities, and other risks relating to the review process; the inherent risks and uncertainties in developing drug platforms and products of the type we are developing; the impact of development of competing therapies and/or technologies by other companies and institutions; potential product liability risks, and risks of securing adequate levels of product liability and other necessary insurance coverage; and other factors described in our filings with the U.S. Securities and Exchange Commission. The statements in this release are valid only as of the date hereof and we disclaim any obligation to update this information.

Investor Contact

Tricia Truehart
The Trout Group, LLC
646-378-2953
ttruehart@troutgroup.com

Media Contact

Kari Watson
MacDougall Biomedical Communications
781-235-3060
kwatson@macbiocom.com

Source: Protalix BioTherapeutics, Inc.